Exhibit 99.1

Media
& Analysts:	Sean Blakley
(713) 627-4963

Date:	May 7, 2008
Spectra Energy Partners Reports First Quarter 2008 Financial Results
•	Reported net income of $22.5 million compared with reported net income of $19.2 million for the prior year quarter

•	Earnings per limited partner unit of 33 cents per unit

•	Cash Available for Distribution of $33.8 million; 50 cents per limited partner unit

•	Increased first quarter 2008 distribution to 33 cents per unit

•	Completed the Saltville and P-25 Pipeline acquisition on April 4, 2008
HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported first quarter 2008 net income of $22.5 million compared with $19.2 million for first quarter 2007. The increase resulted primarily from higher demand for transportation and storage services and lower income taxes, partially offset by public company costs compared with first quarter 2007.
Spectra Energy Partners reported Cash Available for Distribution of $33.8 million, or 50 cents per limited partner unit for the quarter.
“We continue to see strong underlying performance from our existing asset base and new opportunities for growth such as our recently announced expansions at Moss Bluff and East Tennessee Natural Gas,” said Greg Harper, president and chief executive officer of Spectra Energy Partners. “Because of these results, we have been able to raise our cash distribution by 10 percent to 33 cents per unit after just nine months of operations since Spectra Energy Partners’ initial public offering.”

Spectra Energy Partners closed its initial public offering (IPO) on July 2, 2007. Earnings for periods prior to the date of the IPO are attributable to Spectra Energy Partners Predecessor.
Quarterly Results from Operations
For the first quarter 2008, Spectra Energy Partners’ net income of $22.5 million consists of Operating Income, Equity Earnings from investments in Gulfstream Natural Gas System, L.L.C. (Gulfstream) and Market Hub Partners Holding (MHP), interest income and expense, and state income tax expense.
Operating Income
Spectra Energy Partners reported operating income of $13.6 million for the first quarter 2008, compared with $14.7 million in first quarter 2007. The quarter over quarter decrease in earnings resulted primarily from the inclusion of public company costs following the IPO. Partially offsetting these higher costs were East Tennessee Natural Gas (ETNG) system’s higher earnings from new firm contracts and higher net fuel recoveries due to increased utilization of the pipeline. Operating income excludes equity earnings from investments in Gulfstream and MHP.
Equity Investment in Gulfstream
Spectra Energy Partners recognized $4.8 million of equity earnings from its 24.5 percent interest in Gulfstream in the first quarter 2008, compared with $4.2 million in first quarter 2007. The increase in earnings resulted primarily from continued strong demand for interruptible transportation services. For the quarter, Spectra Energy Partners’ share of Gulfstream’s Cash Available for Distribution was $8.3 million.
Equity Investment in MHP
Spectra Energy Partners recognized $7.8 million in equity earnings from its 50 percent interest in MHP during the first quarter 2008, compared with $7.2 million in first quarter 2007. High demand for storage services and increasing contract rates resulted in higher revenues for MHP. For the quarter, Spectra Energy Partners’ share of MHP’s Cash Available for Distribution was $8.7 million.

Interest Income and Expense
Interest expense for the first quarter 2008 increased $2.8 million over first quarter 2007, to $5 million, as a result of borrowings against the revolving credit facility which was entered into at the closing of the initial public offering. Interest income was $1.5 million for the first quarter 2008.
Income Tax Expense
Income tax expense was $0.3 million for the first quarter 2008, compared to $4.7 million in the first quarter 2007. As a result of the master limited partnership structure, Spectra Energy Partners is no longer required to pay federal income taxes. Therefore, the current period tax expense only includes certain state income taxes.
Capital Expenditures and Equity Investments
During the quarter, Spectra Energy Partners spent $4.2 million for expansion and maintenance capital expenditures at ETNG and invested an additional $9.6 million in Gulfstream and $2.5 million in MHP for expansion projects.
Additional Information
An analyst conference call is scheduled for 9:00 a.m. CST today, May 7, 2008 to discuss Spectra Energy Partners’ first quarter results. The conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s Web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 42039670.
Please call in five to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:00 am May 7, 2008, until 10:55 pm CDT, August 4, 2008, by dialing (800) 642-1687 with Conference ID 42039670. The international replay number is (706) 645-9291, Conference ID 42039670. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners, LP’s Web site at http://www.spectraenergypartners.com.

Forward Looking Statements
This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Reconciliation of Non-GAAP Financial Measures
This press release includes certain financial measures, including Adjusted EBITDA, and Cash Available for Distribution that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.
Spectra Energy Partners defines Adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
Spectra Energy Partners defines Cash Available for Distribution as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and MHP, less net cash paid for interest expense (income), net and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.
This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted EBITDA nor Cash Available for Distribution are presented as alternatives to net income (loss) or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
Spectra Energy Partners, LP is a Delaware master limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1.3 billion cubic feet (Bcf) per day, 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and Saltville Gas Storage, a 5.5 Bcf working capacity natural gas storage facility located adjacent to the East Tennessee Natural Gas system in Virginia. Spectra Energy Partners also owns a 24.5 percent interest in Gulfstream Natural Gas System, which owns a 1.1 Bcf per day, 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico, and a 50 percent interest in Market Hub Partners, which owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas. Visit www.spectraenergypartners.com for more information.
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Spectra Energy Partners, LP
Quarterly Highlights
March 2008
(Unaudited)
(In millions, except per unit amount)

	Quarters Ended
	March 31,
	2008	2007

INCOME
Operating revenues	$28.0	$26.4
Operating expenses	14.4	11.7

Operating income	13.6	14.7
Equity in earnings of unconsolidated affiliates	12.6	11.4
Other income and expenses, net	0.1	—
Interest income	1.5	—
Interest expense	5.0	2.2

Earnings before income taxes	22.8	23.9
Income tax expense	0.3	4.7

Net income	$22.5	$19.2

Adjusted EBITDA (a)	$19.5	$19.6

Cash Available for Distribution (b)	$33.8	$35.6
Weighted Average Units Outstanding
Common units	44.6	n/a
Subordinated units	21.6	n/a
General partners units	1.4	n/a

Earnings Per Limited Partner Unit	0.33	n/a

Cash Available for Distribution Per Limited Partner Unit	0.50	n/a

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures — East Tennessee	$4.2	$1.9
Investments
Gulfstream - 24.5%	9.6	—
Market Hub - 50%	2.5	—

Total capital and investment expenditures	$16.3	$1.9

	March 31,	December 31,
	2008	2007

DEBT
Total debt	442.0	450.0
Investment grade securities	135.2	154.6

Net debt	306.8	295.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).

(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub less net cash paid for interest expense and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP
Adjusted EBITDA and Cash Available for Distribution
March 2008
(Unaudited)
(In millions)

	Quarters Ended
	March 31,
	2008	2007
Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution” to GAAP “Net Income”

Net income	$22.5	$19.2
Add:
Interest expense	5.0	2.2
Income tax expense	0.3	4.7
Depreciation and amortization	5.9	4.9
Less:
Equity in earnings of Gulfstream	4.8	4.2
Equity in earnings of Market Hub	7.8	7.2
Interest income	1.5	—
Other income, net	0.1	—

Adjusted EBITDA	19.5	19.6
Add:
Cash Available for Distribution from Gulfstream	8.3	8.8
Cash Available for Distribution from Market Hub	8.7	8.1
Less:
Cash paid for interest expense, net	1.7	—
Maintenance capital expenditures	1.0	0.9

Cash Available for Distribution	$33.8	$35.6

Spectra Energy Partners, LP
Gulfstream — Adjusted EBITDA and Cash Available for Distribution
March 2008
(Unaudited)
(In millions)

	Quarters Ended
	March 31,
	2008	2007

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution” to GAAP “Net Income”

Net income	$18.9	$17.1
Add:
Interest expense	11.5	12.1
Depreciation and amortization	7.4	7.6
Less:
Other income, net	3.5	0.5

Adjusted EBITDA - 100%	34.3	36.3
Less:
Cash paid for interest expense, net	—	0.1
Maintenance capital expenditures	0.5	0.2

Cash Available for Distribution - 100%	$33.8	$36.0

Adjusted EBITDA - 24.5%	$8.4	$8.9

Cash Available for Distribution - 24.5%	$8.3	$8.8

Spectra Energy Partners, LP
Market Hub — Adjusted EBITDA and Cash Available for Distribution
March 2008
(Unaudited)
(In millions)

	Quarters Ended
	March 31,
	2008	2007

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution” to GAAP “Net Income”

Net income	$15.7	$14.4
Add:
Interest expense	0.4	1.0
Depreciation and amortization	2.6	2.1
Less:
Interest income	1.0	—
Other income, net	—	0.2

Adjusted EBITDA - 100%	17.7	17.3
Less:
Maintenance capital expenditures	0.3	1.2

Cash Available for Distribution - 100%	$17.4	$16.1

Adjusted EBITDA - 50%	$8.9	$8.7

Cash Available for Distribution - 50%	$8.7	$8.1